Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend	January 23, 2014

Derby, Vermont	For immediate release

For more information, contact: Stephen Marsh, President & CEO at (802) 334-7915

Community Bancorp., the parent company of Community National Bank, has reported earnings for the fourth quarter ended December 31, 2013, of $1,451,600 or $0.29 per share compared to $1,147,298 or $0.23 per share for the fourth quarter of 2012, an improvement of 27.0% The Company’s earnings of $5,086,655 or $1.03 per share for the full year compares favorably to $4,400,690 or $0.88 per share in 2012.

Total assets for the Company at year-end 2013 were $573,667,404 compared to $575,738,245 at year-end 2012, a decrease of 0.04%.  Although total assets were down from prior year end, loans increased by $23.5 million while lower yielding assets decreased; the increase in loans was driven by growth in commercial loans.  On December 31, 2013 loans totaled $439,908,926 compared to $416,375,448 on December 31, 2012, an increase of 5.7%.  Funding for the increase in loans was from a combination of an increase in deposits of $6.0 million and a decrease in cash of $11.5 million and a decrease of $5.7 million in the available-for-sale securities portfolio.  Furthermore, the Company paid off $6 million in borrowings during 2013.  Capital grew to $46,135,977 with a book value of $8.96 per share on December 31, 2013 compared to $43,352,575 with a book value of $8.49 per share on December 31, 2012.

The Company’s 2013 increase in earnings is attributable to the strong loan growth which helped to minimize margin compression in the low rate environment combined with a decrease in both interest expense and other expenses, including the provision for loan losses.  Net interest income improved $1,258,636, the provision for loan losses decreased by $330,000, and non interest expenses decreased $574,296.  These positive trends were offset by a decrease in non interest income of $206,392 and an increase in the provision for income tax expense of $1,270,575.  The Company was able to achieve an increase in net interest income due to a decrease in interest expense, attributable to a combination of a lower cost of funds as high-yielding borrowings were paid off and deposit balances shifted from high yield CDs to lower yielding products and a decrease in the interest rate on the junior subordinated debentures. Improvement in asset quality and lower levels of charge off activity during the year allowed the Company to reduce the provision for loan losses and other expenses were lower in 2013 compared to 2012 due mostly to a higher level of losses related to various limited partnership investments for affordable housing in 2012 in the amount of $701,335 and a prepayment penalty of $306,338 incurred in the fourth quarter of 2012 related to the early payoff of a high-yielding borrowing.  The decrease in non interest income is mainly due to a reduction in gain on sale of loans in the secondary market of $202,166 and net decrease in gain on sale of securities of $356,822.  The increase in the provision for income taxes is partly due to the higher level of tax credits available in 2012.

In commenting on the Company’s earnings, President and CEO Stephen Marsh said “We are pleased to announce the continued growth in earnings at Community Bancorp. The environment we operate in makes it harder and harder to do year after year, but our dedicated staff will continue to do all they can to continue the trend.”

As previously announced, the Company has declared a quarterly cash dividend of $0.14 per share payable February 1, 2014 to shareholders of record as of January 15, 2014.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.